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                                   CORE, INC.
                             18881 VON KARMAN AVENUE
                                   SUITE 1750
                            IRVINE, CALIFORNIA 92612
                            TELEPHONE: (949) 442-2100


                                          January 18, 2001

William E. Nixon
22 Anacapri
Laguna Niguel, CA 92677

         Re:      Mutually Agreed Termination of Employment Agreement

Dear Bill:

         This is to confirm the agreement we have reached concerning the mutually agreed-upon termination of your employment by CORE, INC. ("CORE").

         We have agreed that pursuant to your Employment Agreement with CORE, effective March 1, 2001 (or such later date if mutually agreed) (the "Severance Date"), your employment shall be terminated without Cause. Pursuant to Section 8(e) of the Employment Agreement, without limitation, CORE will pay to you severance payments comprised of salary (at $190,000 per annum) and health care and dental benefits continuing for 12 months beginning the Severance Date. In connection with this mutually agreed-upon termination without Cause, effective the Severance Date your resignation from all your positions (including directorships) with CORE and all its subsidiaries will be effective.

         Additionally, we have agreed that a "Change in Control" (as defined in the Employment Agreement and as defined in all your stock option agreements) shall be deemed to have occurred if on or before the Severance Date CORE has signed a written term sheet or agreement with another party which provides for a "Change in Control" of CORE at some later date and CORE publicly announces such proposed Change in Control, and accordingly, in such event, (1) consistent with
Section 8(f) of the Employment Agreement, the 12 month severance benefits shall be extended to 18 months (subject to the offset during the final 6 months as described in Section 8(f) of the Employment Agreement) and (2) consistent with the terms of your stock option agreements, all unvested options shall be fully vested and exercisable.

         Through the Severance Date you shall retain the titles Chief Financial Officer, Treasurer, and Executive Vice President and Clerk and continue to supervise the Controller, Director of Financial Reporting, legal, human resources and corporate communications departments on a flexible work schedule. This will also confirm our prior agreement that beginning December 1, 2000 and through the Severance Date you are permitted to work on a flexible schedule.

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         After the Severance Date and while you are receiving severance payments from CORE, upon CORE's reasonable request, you agree to be reasonably available to CORE to answer questions and provide information, including assistance to CORE's financial department, assistance in the due diligence process, and assistance with litigation or disputes with which you have knowledge. CORE acknowledges that your services to others shall take priority over your assistance to CORE. In the event CORE requests your assistance you shall receive compensation of $100 per hour.

         Beginning December 1, 2000, you are permitted to perform work for compensation for others persons and entities, provided that your outside work or services or the persons or entities to whom you are rendering such work or services is not in competition, directly or indirectly, with CORE or any of CORE's affiliated corporations. In connection with this mutually-agreed upon termination of employment you also re-affirm the covenants set forth in Section 9 (Covenant Not to Compete; Non-Solicitation; Confidential Information) of the Employment Agreement.

         Consistent with previous arrangements, prior to the Severance Date, CORE shall credit you with a bonus equal to the remaining amount due to CORE from you in connection with the 1996 relocation loan made to you. The bonus shall be applied to fully pay off such loan. The amount of bonus and outstanding loan amount is approximately $35,000.

         Please sign this letter agreement in the space provided below to evidence your acceptance and agreement with the foregoing.

                                        Sincerely,

                                        CORE, INC.


                                        By: /s/ George C. Carpenter IV
                                            -----------------------------------
                                            George C. Carpenter IV
                                            Chairman and Chief Executive Officer

Accepted and agreed to.


/s/ William E. Nixon
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William E. Nixon










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